Exhibit 10.3

FIRST LEASE MODIFICATION AGREEMENT

THIS FIRST LEASE MODIFICATION AGREEMENT, made this 27th day of August, 2009 by and between 500 PLAZA DRIVE CORP., a New Jersey corporation, having an office at 400 Plaza Drive, Secaucus, New Jersey 07096-1515 (hereinafter referred to as “Landlord”) and THE CHILDREN’S PLACE SERVICES COMPANY, LLC, a Delaware limited liability company, having an office at 915 Secaucus Road, Secaucus, New Jersey (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, by Agreement of Lease dated March 12, 2009, as amended and/or supplemented by (i) that certain Guaranty (the “Guaranty”) of The Children’s Place Retail Stores, Inc. (the “Guarantor”) dated March 12, 2009, (ii) that certain Letter Agreement among Landlord, Tenant and Guarantor dated February 19, 2009, and (iii) that certain letter from Landlord to Tenant dated May 5, 2009 (such agreements collectively referred to as the “Lease”), Landlord leased to Tenant and Tenant hired from Landlord 119,979 square feet of Floor Space (hereinafter referred to as the “Original Demised Premises”) located at 500 Plaza Drive in Secaucus, New Jersey (hereinafter referred to as the “Building”); and

WHEREAS, Landlord and Tenant wish to modify the Lease to reflect, inter alia, Tenant’s lease of additional space in the Building, and to amend the Lease accordingly;

NOW, THEREFORE, for and in consideration of the Lease, the mutual covenants herein contained and the consideration set forth herein, the parties agree as follows:

1.             Same Meaning.  Except as otherwise expressly set forth herein, capitalized terms referenced in this First Lease Modification Agreement shall have the meanings ascribed in the Lease.

2.             Additional Premises/Rights to Install Generator:  Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord 17,544 square feet of Floor Space representing a portion of the fifth (5th) floor of the Building (hereinafter referred to as the “Additional Premises”). The Additional Premises are outlined in bold on the floor plan attached hereto as Exhibit A. Except as expressly provided herein, effective upon the Additional Premises Commencement Date (as that term is defined below), the Demised Premises will be deemed to include (and any reference in the Lease to the term “Demised Premises” shall be deemed to incorporate) the Original Demised Premises and the Additional Premises. Effective upon the Additional Premises Commencement Date, the Demised Premises will, in the aggregate, contain 137,523 square feet of Floor Space. Article 1.01 M. of the Lease shall be deemed so amended. Landlord further agrees to grant Tenant the right to use the existing generator located on the grade level of the Building subject to and in accordance with the terms and conditions of that certain Tri-Party Agreement (the “Tri-Party Agreement”) among Landlord, Tenant and AXA Equitable Life Insurance Co. (“AXA”); provided, however, in the event the Tri-Party Agreement is not so executed among Landlord, Tenant and AXA,

Tenant shall have the right to install a new generator (the “New Generator”) under the Building at a location mutually agreed upon by Landlord and Tenant (provided the same shall be within the area of one or more of Tenant’s exclusive parking spaces under the Building). The installation of the New Generator shall be deemed an alteration requiring Landlord’s consent under the Lease, which consent shall not be unreasonably withheld or delayed, and Tenant shall be obligated to deliver for Landlord’s approval complete plans and specifications for the New Generator (as well as the related fuel tanks, connective wiring and means and method of enclosing the New Generator) prior to installation thereof.  Tenant shall be solely responsible for all costs associated with the installation, maintenance and repair of the New Generator (as well as any fuel storage tank attendant thereto) as well as all mechanical connections related thereto.  Tenant shall also be responsible for the cost of all repairs to the areas immediately surrounding the New Generator (and attendant fuel tank) as a result of the installation, maintenance and operation of the New Generator and attendant fuel tank.  Tenant shall indemnify and hold Landlord any all Superior Lessors and Superior Mortgagees harmless from all loss, damage, cost, liability and expense arising out of or related to the installation, maintenance and operation of the New Generator or any fuel tank attendant thereto and for all equipment related thereto. In no event shall Landlord be responsible for any damages or abatements arising out of the failure or inoperability of such systems or equipment. Tenant shall not be obligated to remove the New Generator upon the expiration or earlier termination of the Lease so long as the New Generator is in good working condition upon the expiration or earlier termination of the Lease.  If the New Generator is not in good working condition upon the expiration or earlier termination of the Lease, Tenant shall be obligated to remove same upon the expiration or earlier termination of the Lease at Tenant’s sole cost and expense and in accordance with applicable Legal Requirements.

3.             Additional Premises Commencement Date:  The Term of the lease of the Additional Premises shall commence on February 1, 2010 (said date, the “Additional Premises Commencement Date”). Tenant’s obligation to pay Fixed Rent, Real Estate Taxes, Operating Expenses, and all other charges due under the Lease with respect to the Additional Premises shall commence on the Additional Premises Commencement Date. Article 1.01 K. of the Lease shall be deemed so amended.

4.             Expiration Date of the Demised Premises:  The Term of the Lease of the Additional Premises shall expire on May 31, 2024. The “Tenant’s Termination Right,” referenced in Article 1.01 P. of the Lease, shall not apply with respect to the Additional Premises. Article 1.01 P. of the Lease shall be deemed so amended.

5.             Fixed Rent:  Commencing on the Additional Premises Commencement Date, Tenant shall pay Fixed Rent with respect to the Additional Premises as follows: For the period from the Additional Premises Commencement Date until the day prior to the fifth (5th) anniversary of the Additional Premises Commencement Date, the Fixed Rent for the Additional Premises shall be an amount at the annual rate of Twenty Seven and 50/100 ($27.50) Dollars multiplied by the Floor Space of the Additional Premises; for the period from the fifth (5th) anniversary of the Additional Premises Commencement Date until the day prior to the tenth (10th) anniversary of the Additional Premises Commencement Date, the Fixed Rent for the Additional Premises shall be an amount at the annual rate of Twenty Eight and 50/100 ($28.50) Dollars multiplied by the Floor Space of the

Additional Premises; and for the period from the tenth (10th) anniversary of the Additional Premises Commencement Date until the Expiration Date, the Fixed Rent for Additional Premises shall be an amount at the annual rate of Thirty and 00/100 ($30.00) Dollars multiplied by the Floor Space of Demised Premises. Article 1.01 Q. of the Lease shall be deemed so amended.

6.             Base Year for the Additional Premises:  The Base Year for the Additional Premises shall be Calendar Year 2010. Accordingly, when, in Articles 6.01 and 6.02 of the Lease, Landlord is calculating Tenant’s Fraction of Operating Expenses and Real Estate Taxes, a separate calculation shall be made for the Additional Premises (as distinguished from the Original Demised Premises), wherein the Base Year shall be Calendar Year 2010. Articles 1.01 D., 6.01 and 6.02 of the Lease shall be deemed so amended.

7.             Tenant’s Fraction:  Tenant’s Fraction with respect to the Additional Premises shall be 3.94%. Accordingly, when, in Articles 6.01 and 6.02 of the Lease, Landlord is calculating Tenant’s Fraction of Operating Expenses and Real Estate Taxes, a separate calculation shall be made for the Additional Premises (as distinguished from the Original Demised Premises), wherein the Tenant’s Fraction shall be 3.94%. Articles 1.01 OO., 6.01 and 6.02 of the Lease shall be deemed so amended.

8.             Option to Extend Term:  In the event Tenant does not exercise Tenant’s Termination Right referenced in Article 1.01 P. of the Lease with respect to the Original Demised Premises, Tenant shall have two (2) options to extend the Term of the Lease with respect to the Additional Premises from the date(s) upon which the lease of the Additional Premises would otherwise expire for two (2) periods of five (5) years each; such rights to be exercised in accordance with and subject to the provisions of Article 38 of the Lease except that the Fixed Rent to be paid by Tenant during the first five (5) year option period with respect to the Additional Premises shall be at the annual rate of Thirty Three and 50/100 Dollars ($33.50) multiplied by the square footage of Floor Space of the Additional Premises. The Fixed Rent for the Additional Premises during the second five (5) year option period, if such right is so exercised, shall be at FMV as that term is defined pursuant to and determined in accordance with Article 38 of the Lease.

9.             Security Deposit:  On or prior to the Additional Premises Commencement Date, Tenant shall deliver the Landlord an additional Security Deposit (in the form of a new Letter of Credit, an additional Letter of Credit, or an amendment to the Letter of Credit posted with respect to the Original Demised Premises) in the amount of $50,527.00 Article 1.01 HH. of the Lease shall be deemed so amended.

10.           Floor Space:  Reference is made to Article 1.01 R. of the Lease. For purposes of determining the Floor Space of the Additional Premises, the Loss Factor shall be 17.00%. Article 1.01 R. of the Lease shall be deemed so amended.

11.           Landlord’s Work:  Landlord shall perform the following work in and to the Additional Premises (hereinafter referred to as the “Additional Premises Landlord’s Work”) at Landlord’s sole cost and expense: Landlord shall demise the Additional Premises from the balance of the fifth floor of the Building, and furnish all demising walls to the underside of the roof with metal studs and gypsum board on both sides of the studs [such gypsum board to maintain a one (1) hour fire rating if required by applicable Legal Requirements (or higher as required by applicable Legal Requirements)], and taped and spackled, smooth and ready for paint, and Landlord shall install a building standard common corridor, as depicted on the attached Exhibit A, in compliance with applicable Legal Requirements.

Except as expressly provided herein, the Additional Premises will be delivered to Tenant, and Tenant agrees to accept the same, in “AS IS” condition. Further, reference is made to Article 5.01 (a) of the Lease. It is expressly agreed and acknowledged by the parties hereto that the first and last sentences of Article 5.01 (a) shall not apply to the Additional Premises. In addition, and with reference to Article 5.01 (a) of the Lease and that certain letter from Landlord to Tenant dated May 5, 2009, Tenant hereby releases Landlord from any obligation to remove the staircase between the fourth (4th) and fifth (5th) floors of the Building.

Within forty five (45) days of the substantial completion of Landlord’s Work, Tenant shall provide Landlord with notice of any incomplete or unsatisfactory items of Landlord’s Work (such items creating the “Punch List”). Landlord shall complete any such Punch List items within thirty (30) days of Landlord’s receipt thereof. If Landlord shall fail to complete such Punch List Items within such thirty (30) day period, Tenant shall be entitled to complete such Punch List Items and Landlord shall reimburse Tenant for such costs within ten (10) days of receipt of an invoice therefore.

12.           Landlord’s Contribution:  So long as Tenant shall not be in monetary or other material default of the Lease beyond the applicable notice and cure period, if any, Landlord agrees that it shall contribute up to the sum of Twenty Eight and 83/100 Dollars ($28.83) per square foot of Floor Space of the Additional Premises (“Landlord’s Additional Premises Contribution”) towards the cost of Tenant’s work with respect to the Additional Premises (the “Additional Premises Tenant’s Work”) on the terms set forth below:

(A)          Landlord shall not be required to make Landlord’s Additional Premises Contribution if this Lease is not then in full force and effect or if the Additional Premises are not free of all liens, claims or encumbrances created by Tenant or its contractors.

(B)           Landlord’s Contribution shall be paid within thirty (30) days of the later of (x) completion of the Additional Premises Tenant’s Work and (y) satisfaction of the conditions set forth in subparagraph (C) below.

(C)           Prior to and as a condition precedent to Landlord’s obligation to make such payment, Tenant shall deliver to Landlord:

(i)  a signed statement by an officer of Tenant stating that all material and all property constituting the Additional Premises Tenant’s Work has been fully paid for and the same are free and clear of all encumbrances, liens or charges;

(ii)  an affidavit sworn to by Tenant’s general contractor to the effect that it has been paid all sums due to it and containing a statement that all subcontractors, materialmen and suppliers and all costs of labor, including payroll taxes and charges, have been paid; said affidavit shall contain the names of all subcontractors;

(iii)  lien waivers executed by Tenant’s general contractor and all subcontractors;

(iv)  a permanent (and/or continuing as may be applicable) certificate of occupancy for the Additional Premises and such other approvals of the Additional Premises Tenant’s Work or which may be necessary for the conduct of Tenant’s business in the Additional Premises as may be required of any governmental authority;

(v)  an affidavit from the architect having supervision over the Additional Premises Tenant’s Work, to the effect that the Additional Premises Tenant’s Work has been substantially completed in accordance with the plans and specifications reasonably and previously approved by Landlord and in compliance with all applicable Legal Requirements; and

(vi)  a cost breakdown, in reasonable detail, certified by Tenant, detailing the items comprising the Additional Premises Tenant’s Work.

(E)           Tenant shall not mortgage, pledge, assign or hypothecate Tenant’s right to receive Landlord’s Additional Premises Contribution.

13.           Electric:  Reference is made to Article 18.01 of the Lease.  The parties hereto acknowledge and agree that Article 18.01 of the Lease shall apply with respect to the Additional Premises; provided, however, Tenant shall be obligated to install either a direct meter or sub-meter to measure electric consumption in the Additional Premises the cost of which shall be at Tenant’s sole cost and expense. If such consumption is measured by sub-meter, said sub-meter shall be tied into Tenant’s electric metering system for the Original Demised Premises.

14.           HVAC:  Reference is made to Article 19.01 of the Lease.  The parties hereto acknowledge and agree that Article 19.01 of the Lease shall apply with respect to the Additional Premises, it being the agreement and understanding of the parties that the current overtime HVAC Charge for the Additional Premises (see the last sentence of Article 19.02) shall be $50.00 per hour (same being subject to change upon written notice to Tenant). Further, notwithstanding anything contained in the Lease to the contrary, Landlord agrees, in concept, that Tenant shall be permitted to install supplemental HVAC capacity and systems in the Building; same, however, is to be performed as an alteration requiring Landlord’s consent pursuant to and in accordance with the terms and conditions of Article 15 of the Lease, including, but not limited to, compliance with applicable Legal Requirements.

15.           Parking:  Reference is made to Article 7.04 of the Lease.  Effective upon the Additional Premises Commencement Date, Tenant shall be entitled to an additional four (4) parking spaces per 1000 square feet of Floor Space of the Additional Space. Such parking shall be located in the parking deck(s) and grade level parking serving the Building and shall be provided on a non-exclusive basis.

16.           Broker.  Each party represents to the other that no broker except the Broker was instrumental in bringing about or consummating this First Lease Modification Agreement and that neither party had any conversations or negotiations with any broker except the Broker concerning the leasing of the Additional Premises.  Each party agrees to indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any conversations or negotiations had by such party with any broker other than the Broker with respect to the leasing of the Additional Premises.  Landlord shall pay any brokerage commissions due the Broker with respect to the leasing of the Additional Premises by Tenant pursuant to a separate agreement between Landlord and the Broker.

17.           Lease Effectiveness.  Except as provided herein, all of the terms and conditions of the Lease are in full force and effect and are confirmed as if fully set forth herein.

18.           Authority.  Each party represents and warrants that it has the power and authority to execute this First Lease Modification Agreement.

19.           Headings.  The section headings set forth herein shall have absolutely no legal significance and are used solely for convenience of reference.

20.           Counterparts.  This First Lease Modification Agreement may be executed in counterparts, each of which will be deemed an original, and both of which together shall be deemed to constitute one and the same instrument.  Each of the parties hereto shall be entitled to rely upon a counterpart of the instrument executed by the other party and sent by facsimile transmission.

IN WITNESS WHEREOF, the parties hereto have caused this First Lease Modification Agreement to be duly executed as of the day and year first above written.

500 PLAZA DRIVE CORP.
(“Landlord”)

By:	/s/ Irwin A. Horowitz
Irwin A. Horowitz
Executive Vice President

THE CHILDREN’S PLACE SERVICE
COMPANY, LLC
(“Tenant”)

By:	/s/ Charles Crovitz

	Name:	Charles Crovitz
	Title:	Interime Chief Executive Officer

By:	/s/ Susan J. Riley

	Name:	Susan J. Riley
	Title:	Executive Vice President, Finance & Administration

Copyright © Hartz Mountain Industries, Inc. 2003. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.